EXHIBIT 21.1

NORTHWEST PIPE COMPANY

SUBSIDIARIES OF THE REGISTRANT

Permalok Corporation, Missouri

Thompson Tank Holdings, Inc., Oregon

North American Pipe Fabricators, Mexico

NWPC, LLC, Delaware

WTG Holding U.S., Inc., California

Bolenco Corporation, California

NOV Ameron de SLRC, S de RL de CV, Mexico

NOV Ameron de Mexico, S de RL de CV, Mexico

Rio Co., S de RL de CV, Mexico

Corporacion Californiana de Tuberias APS, S de RL de CV, Mexico